Exhibit 99.2

               UNITED STATES CELLULAR CORPORATION
                PRO FORMA FINANCIAL INFORMATION

        United States Cellular Corporation (AMEX symbol "USM") is referred to in this exhibit as the "Company." The Company is an 81.3%-owned subsidiary of Telephone and Data Systems, Inc.
   ("TDS").

        From January 1 through September 30, 1994, the Company acquired controlling interests in nine cellular markets and several additional minority cellular interests representing a total of approximately 1.2 million population equivalents. The total consideration paid for these acquisitions was approximately $138.2 million, consisting of 4.3 million Common Shares, an increase in the Company's revolving credit agreement with TDS (the "Revolving Credit Agreement") of $309,000, the cancellation of a $1.4 million note receivable and $4.8 million in cash paid by the Company. Of this consideration, the debt under the Revolving Credit Agreement and the Common Shares were issued to TDS to reimburse TDS for TDS Common Shares issued and issuable and cash paid to third parties.

        As of September 30, 1994, the Company had pending agreements to acquire controlling interests in five cellular markets and a minority interest in one additional market representing a total of approximately 878,000 population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements were entered into, is approximately $56.4 million. If these acquisitions are completed as planned, the Company will issue approximately 1.9 million Common Shares, will increase the balance outstanding under the Revolving Credit Agreement by $750,000 and TDS will pay $700,000 in cash (to be treated as an equity contribution to the Company).

        Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-X:

   Item
   ----

   United States Cellular Corporation Unaudited Condensed Pro
       Forma Consolidated Financial Statements

     Unaudited Condensed Pro Forma Consolidated Balance Sheet as of September 30, 1994

     Unaudited Condensed Pro Forma Consolidated Statement of
       Operations for the Nine Months Ended September 30, 1994

     Unaudited Condensed Pro Forma Consolidated Statement of
       Operations for the Year Ended December 31, 1993

     Notes to Unaudited Condensed Pro Forma Consolidated
       Financial Statements

                  UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                  September 30, 1994
                                       Unaudited
                                       ---------
                                    (In Thousands)

                                         ASSETS



                                            Combined    Pro Forma
                                            Completed  Adjustments   Pro Forma
                                USM        and Pending  Increase        USM
                          Consolidated(a) Acquisitions (Decrease) Consolidated
                          ----------------------------------------------------
   CURRENT ASSETS              $   76,534     $  1,667    $      -  $   78,201
                               ----------     --------    --------  ----------

   PROPERTY, PLANT AND EQUIPMENT
       In service                 413,994       10,888           -     424,882
       Less accumulated
         depreciation              87,930        2,657           -      90,587
                               ----------     --------    --------  ----------
                                  326,064        8,231           -     334,295
                               ----------     --------    --------  ----------

   INVESTMENTS
       Cellular partnerships      103,025            -           -     103,025
       Licenses, net of
         amortization             946,622        3,487      59,878(1)1,009,987
       Marketable equity
         securities                19,718            -           -      19,718
       Other                       12,180            -           -      12,180
                               ----------     --------    --------  ----------
                                1,081,545        3,487      59,878   1,144,910
                               ----------     --------    --------  ----------

   OTHER ASSETS AND
       DEFERRED CHARGES            19,809          879           -      20,688
                               ----------     --------    --------  ----------
                               $1,503,952     $ 14,264    $ 59,878  $1,578,094
                               ==========     ========    ========  ==========


      The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                  September 30, 1994
                                       Unaudited
                                       ---------
                                    (In Thousands)

                         LIABILITIES AND STOCKHOLDERS' EQUITY



                                           Combined    Pro Forma
                                           Completed  Adjustments    Pro Forma
                               USM        and Pending  Increase         USM
                         Consolidated(a) Acquisitions (Decrease)  Consolidated
                         -----------------------------------------------------
   CURRENT LIABILITIES        $   90,863     $  3,340     $      -  $   94,203
                              ----------    ---------     --------  ----------
   NOTES PAYABLE                       -          326            -         326
                              ----------    ---------     --------  ----------
   REVOLVING CREDIT AGREEMENT-
       TDS                       234,973            -          750(1)  235,723
                              ----------    ---------     --------  ----------
   LONG-TERM DEBT, excluding
       current portion            42,238       14,051            -      56,289
                              ----------    ---------     --------  ----------
   DEFERRED LIABILITIES AND
       CREDITS                     5,709            -            -       5,709
                              ----------    ---------     --------  ----------
   REDEEMABLE PREFERRED STOCK,
       excluding current
       portion                     9,597            -            -       9,597
                              ----------    ---------     --------  ----------
   MINORITY INTEREST              28,173            -            2(1)   28,175
                              ----------    ---------     --------  ----------
   COMMON STOCKHOLDERS' EQUITY
       Common Shares, par value
         $1 per share             45,545            -        1,868(1)   47,413
       Series A Common Shares,
         par value $1 per share   33,006            -            -      33,006
       Additional paid in
         capital               1,083,209        2,771       51,034(1)1,137,014
       Common Shares issuable,
         811,552 shares           16,538            -            -      16,538
       Retained (deficit)        (85,899)      (6,224)       6,224(1)  (85,899)
                              ----------    ---------     --------  ----------
         Total common
           stockholders'
           equity              1,092,399       (3,453)      59,126   1,148,072
                              ----------    ---------     --------  ----------
                              $1,503,952     $ 14,264     $ 59,878  $1,578,094
                              ==========    =========     ========  ==========


        The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
               Condensed Pro Forma Consolidated Statement of Operations
                      For the Nine Months Ended September 30, 1994
                                       Unaudited
                                       ---------
                         (In Thousands, except per share amounts)



                                         Combined      Pro Forma
                                         Completed    Adjustments    Pro Forma
                               USM      and Pending     Increase        USM
                         Consolidated  Acquisitions(b) (Decrease) Consolidated
                         -----------------------------------------------------
   OPERATING REVENUES
     Service                 $  227,101    $  5,987     $      -    $  233,088
     Equipment sales              9,715         357            -        10,072
                             ----------    --------     --------    ----------
       Total Operating
         Revenues               236,816       6,344            -       243,160
                             ----------    --------     --------    ----------
   OPERATING EXPENSES
     System operations           33,890       1,664            -        35,554
     Marketing and selling       46,089       1,081            -        47,170
     Cost of equipment sold      25,847       1,366            -        27,213
     General and administrative  68,258       2,263            -        70,521
     Depreciation and
       amortization              47,118       1,726        1,667(3)     50,511
                             ----------    --------     --------    ----------
       Total Operating
         Expenses               221,202       8,100        1,667       230,969
                             ----------    --------     --------    ----------
   OPERATING INCOME (LOSS) BEFORE
     MINORITY SHARE              15,614      (1,756)      (1,667)       12,191
     Minority share of operating
      income                     (3,680)          -          132(2)     (3,548)
                             ----------    --------     --------    ----------
   OPERATING INCOME (LOSS)       11,934      (1,756)      (1,535)        8,643
                             ----------    --------     --------    ----------
   INVESTMENT AND OTHER INCOME
     Investment income           20,938           -           46(4)     20,984
     Amortization of license and
       deferred costs related to
       investments                 (682)          -           (1)(3)      (683)
     Interest income              2,474           4         (120)(5)     2,358
     Other (expense), net          (991)          -            -          (991)
                             ----------    --------     --------    ----------
       Total Investment and
        Other Income             21,739           4          (75)       21,668
                             ----------    --------     --------    ----------
   INCOME (LOSS) BEFORE INTEREST
    AND INCOME TAXES             33,673      (1,752)      (1,610)       30,311
     Interest expense            14,987       1,009         (120)(5)    16,009
                                                             133(6)
                             ----------    --------     --------    ----------
   INCOME (LOSS) BEFORE INCOME
    TAXES                        18,686      (2,761)      (1,623)       14,302
     Income tax expense           3,535           -            -(7)      3,535
                             ----------    --------     --------    ----------
   NET INCOME (LOSS)         $   15,151    $ (2,761)    $ (1,623)   $   10,767
                             ==========    ========     ========    ==========
   WEIGHTED AVERAGE COMMON AND
     SERIES A COMMON SHARES      79,493                    2,873        82,366
                             ==========                 ========    ==========


   INCOME (LOSS) PER COMMON SHARE AND
     SERIES A COMMON SHARES  $      .19                             $      .13
                             ==========                             ==========


     The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
               Condensed Pro Forma Consolidated Statement of Operations
                         For the Year Ended December 31, 1993
                                    Unaudited
                                    ---------
                       (In Thousands, except per share amounts)


                                           Combined     Pro Forma
                                           Completed   Adjustments   Pro Forma
                                USM       and Pending   Increase        USM
                          Consolidated(c) Acquisitions (Decrease) Consolidated
                          ----------------------------------------------------
   OPERATING REVENUES
     Service                  $  203,800     $ 13,592     $      -  $  217,392
     Equipment sales              10,510          358            -      10,868
                              ----------     --------     --------  ----------
       Total Operating Revenues  214,310       13,950            -     228,260
                              ----------     --------     --------  ----------
   OPERATING EXPENSES
     System operations            34,301        5,568            -      39,869
     Marketing and selling        43,478        1,986            -      45,464
     Cost of equipment sold       25,688        1,551            -      27,239
     General and administrative   74,472        5,200            -      79,672
     Depreciation and
       amortization               45,027        2,881        3,160(3)   51,068
                              ----------     --------     --------   ---------
       Total Operating Expenses  222,966       17,186        3,160     243,312
                              ----------     --------     --------   ---------
   OPERATING (LOSS) BEFORE
    MINORITY SHARE                (8,656)      (3,236)      (3,160)    (15,052)
     Minority share of operating
      (income)                    (3,496)           -           45(2)   (3,451)
                              ----------     --------     --------   ---------
   OPERATING (LOSS)              (12,152)      (3,236)      (3,115)    (18,503)
                              ----------     --------     --------   ---------
   INVESTMENT AND OTHER INCOME
     Investment income            16,922            -          (68)(4)  16,854
     Amortization of license and
       deferred costs related to
       investments                  (917)           -           (3)(3)    (920)
     Interest income               2,652          229         (188)(5)   2,693
     Other income (expense), net    (915)          (8)           -        (923)
     Gain on sale of cellular
       interests                   4,851            -            -       4,851
                              ----------     --------     --------   ---------
       Total Investment and
         Other Income             22,593          221         (259)     22,555
                              ----------     --------     --------   ---------
   INCOME (LOSS) BEFORE INTEREST
    AND INCOME TAXES              10,441       (3,015)      (3,374)      4,052
     Interest expense             33,190        1,855         (188)(5)  35,294
                                                               437(6)
                              ----------     --------     --------   ---------
   (LOSS) BEFORE INCOME TAXES    (22,749)      (4,870)      (3,623)    (31,242)
     Income tax expense            2,692            -            -(7)    2,692
                              ----------     --------     --------   ---------
   NET (LOSS)                 $  (25,441)    $ (4,870)    $ (3,623) $  (33,934)
                              ==========     ========     ========   =========
   WEIGHTED AVERAGE COMMON AND
     SERIES A COMMON SHARES       57,152                     6,163      63,315
                              ==========                  ========   =========


   (LOSS) PER COMMON AND
     SERIES A COMMON SHARES   $     (.45)                           $     (.54)
                              ==========                             =========

     The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                 UNITED STATES CELLULAR CORPORATION
   NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                            (Unaudited)


    (a) Includes the balance sheets of the entities discussed in the second paragraph of this exhibit.

    (b) Includes the income statements of the entities discussed in the second paragraph of this exhibit prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company is pending as of the date of this Form 10-Q.

    (c) Service revenues and system operations expense for 1993 have been reclassified to conform to 1994 presentation.

    (d) The pro forma adjustments are described in the following paragraphs:

    (1) Reflects the Company's acquisition of the cellular interests described in the third paragraph of this exhibit. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price to cellular license acquisition costs (in thousands).

        Purchase price (aggregate)                               $  56,425

        Plus:  acquired companies' negative equity at
             September 30, 1994                                      3,453
                                                                 ---------

        Purchase price to be allocated                           $  59,878
                                                                 =========

        Purchase price in excess of book value--

             Cellular operations--consolidated                   $  59,878
             Cellular operations--equity method                          -
                                                                 ---------

                                                                 $  59,878
                                                                 =========

    The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

    (2) Reflects the minority shareholders' portion of acquired companies' net income and the elimination of the minority shareholders' portion of net income of companies in which the Company acquired additional minority interests.

    (3) Reflects the amortization  of assumed costs in excess  of
   book  value.    All excess  cost  amounts  are  assumed to  be
   amortized over 40 years.

    (4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma
   Consolidated Statements of Operations.


    (5) Reflects the elimination of intercompany interest income and interest expense between the Company and several acquired entities. The acquired entities were previously accounted for by the equity method of accounting (see Note 4).

                 UNITED STATES CELLULAR CORPORATION
   NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                            (Unaudited)

    (6) Reflects the estimated interest expense incurred as a result of increases in the Revolving Credit Agreement in connection with the acquisitions included in the Condensed Pro
   Forma Consolidated Statements of Operations.

    (7) The Company is included in a consolidated federal income tax return with other members of the TDS consolidated group. TDS and the Company entered into a Tax Allocation Agreement (the "Agreement") effective July 1, 1987. The Agreement provides, among other things, that the Company and its subsidiaries be included in a consolidated federal income tax return with the TDS affiliated group unless TDS requests otherwise. The Company and its subsidiaries calculate their losses and credits as if they comprised a separate affiliated group. Under the Agreement, the Company is able to carry forward its losses and credits and use them to offset any future income tax liabilities to TDS. Accordingly, no pro forma income tax benefits arising from the pro forma effects of acquisitions have been recorded in the Condensed Pro Forma Consolidated Statements of Operations.